FOR IMMEDIATE RELEASE                                             Exhibit 99.1



                   IMC GLOBAL INC., THE VIGORO CORPORATION
                               AGREE TO MERGE

     CHICAGO, Nov. 13, 1995 -- IMC Global Inc. (NYSE:IGL) and The Vigoro Corporation (NYSE:VGR) announced today they have signed a definitive agreement for a merger which will create a leading supplier of crop nutrients serving the global agriculture industry and having complementary retail distribution capabilities. The new company will retain the IMC Global name and be headquartered in the Chicago area.

     Under terms of the agreement, each Vigoro shareholder will receive 0.8 shares of IMC stock, assuming IMC's stock price remains between $61.875 and $80.00. IMC's closing price on November 10 was $74.625. The 0.8 ratio is subject to proportional adjustment down to 0.75 so that the maximum exchange value for Vigoro stock will remain at $64.00 if IMC stock trades between $80.00 and $85.333. Similarly, the ratio will adjust proportionately up to
0.85 so that the minimum exchange value for Vigoro stock will remain at $49.50 if IMC stock trades between $58.235 and $61.875. The exchange ratios and per share amounts will be adjusted to reflect IMC's previously announced 2-for-1 stock split.

     The transaction, which will be a tax-free exchange and be accounted for as a pooling-of-interests, has been approved by the boards of directors of both companies, is subject to approval by the shareholders of both companies and necessary regulatory approvals. The merger is expected to be completed in early 1996.

     Vigoro has granted IMC an option to acquire 19.9 percent of its stock upon the occurrence of certain events. Great American Management and Investment, Inc. (NASDAQ:GAMI), Vigoro's largest shareholder, has agreed to vote the approximately 20 percent of Vigoro's shares owned by it in favor of the merger.

     If IMC stock trades above $85.333, IMC can reassess completion of the merger or consummate the merger at a 0.75 exchange ratio. Similarly, if IMC stock trades below $58.235, Vigoro can reassess completion of the merger or consummate the merger at a 0.85 exchange ratio.

     "This strategic merger will further our objective of better serving the growing world market for our products," said Wendell F. Bueche, chairman and chief executive officer of IMC. "The strength derived by the combination of these complementary companies will allow the new company to compete more effectively in the global crop nutrient marketplace, with the new IMC as the most efficient producer of potash and concentrated phosphates."

     "This is a very meaningful day for my partner, Jay Proops, and me as co-founders of Vigoro," said Joseph P. Sullivan, chairman of Vigoro. "This merger will allow us to reach the goal we set 11 years ago to build a company which will provide our customers with the best possible products and services while becoming the low-cost producer and distributor.

     "Now we have teamed with a company that shares similar values and objectives globally," Sullivan added. "As I begin the process of moving into a new phase of my life, I am confident that the legacy of Vigoro will be enhanced by this vibrant new relationship and that our shareholders, customers and employees will be well-served."

     Wendell F. Bueche will be chairman and chief executive officer of the combined company. Joseph P. Sullivan will become chairman of the executive committee of the combined companies' board of directors, with responsibility for board oversight of the merger.

     James D. Speir will remain a director of IMC and will be president of a group composed of IMC-Agrico Company, the Rainbow Division and the Animal Feed Ingredient Division. Robert E. Fowler, Jr. will become president of a group composed of the combined companies' potash assets, the FARMARKET(R) retail network and the Consumer and Professional Products Group.

     In addition to Mr. Sullivan, Mr. Fowler and Rod Dammeyer, president and chief executive officer of Great American Management and Investment, Inc., will be named to the board of the combined company, together with an additional member of Vigoro's current board, to be selected later.

     Through its IMC-Agrico joint venture, IMC produces phosphate-based crop nutrients and animal feed ingredients at six production facilities in Florida and Louisiana. IMC also owns and operates two potash mines and refineries in Saskatchewan, Canada, and one mine and processing facility in New Mexico.

     Vigoro produces potash at two mines in Saskatchewan and a mine in Michigan, as well as nitrogen products at two U.S. facilities. It also sells crop nutrients and agricultural products and services at 200 FARMARKET(R) retail stores primarily located in the Midwestern U.S., and manufactures and distributes branded products for consumer and professional use. Vigoro is the recognized expert in solution mining, an innovative technology used by the company at two of its potash operations.

     The companies expect to be able to realize meaningful cost savings in various areas, including logistics and distribution and through the sharing of mining expertise, as well as the integration of overlapping administrative functions.

     "This is clearly an exciting day for both organizations as we create one of the world's leading providers of agricultural crop nutrients," said James
D. Speir, president and chief operating officer of IMC. "The acknowledged world leader in solution mining is combining with the pioneer of shaft potash mining in Saskatchewan. The combination of a full line of crop nutrient products, enhanced logistical flexibility and technological expertise presents us with significant opportunities to serve our customers better."

     "As a result of this merger, we are creating a stronger and more effective competitor, much better positioned for sustained growth in a challenging world market," said Robert E. Fowler, Jr., president and chief executive officer of Vigoro. "We will provide more value to our customers and be better able to serve their needs quickly and fully. The new company will have a much broader platform for expanding its non-agricultural potash sales, industrial products, and innovative new specialty technologies."

     IMC is headquartered in Northbrook, IL and had fiscal 1995 revenues of more than $1.9 billion. Vigoro is headquartered in Chicago and posted calendar 1994 revenues of over $800 million.

     For further information, contact:

     IMC Global Inc.:         Financial, Peter Hong  708-205-4820
                              Media, Thomas C. Pasztor  708-205-4801
                              on issue date 312-329-7530

     The Vigoro Corporation   David A. Prichard  312-819-2370
                              on issue date 312-329-7530